Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

February 17, 2010

YRC Worldwide Stockholders Approve Amendment To Certificate Of Incorporation

•    Important Closing Condition Satisfied For $70 Million Private Placement Notes

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that its stockholders have approved an amendment to its certificate of incorporation to immediately increase the amount of authorized shares of common stock and to reduce the par value of the common stock. The stockholders also authorized the company’s board of directors to effect a reverse stock split and to proportionately reduce the number of authorized shares of common stock at their discretion at a future date which is expected to occur in the first half of this year, as previously described in the company’s filings with the Securities and Exchange Commission in connection with its recently completed debt-for-equity exchange.

“This stockholder approval satisfies an important condition to closing of our recently announced agreement for a private placement of $70 million in new convertible notes,” stated Bill Zollars, Chairman and CEO of YRC Worldwide. “We thank our stockholders for their support.”

The company plans to promptly file the amended certificate of incorporation with the State of Delaware to make the amendment effective. Upon its effectiveness the company’s transfer agent will issue common stock to convert the outstanding preferred stock issued in the debt-for equity exchange and the newly issued common stock will be eligible to begin trading on the NASDAQ exchange. Under the terms of that note purchase agreement the company’s board of directors would not implement the reverse stock split and the proportionate reduction in the number of authorized shares of common stock within sixty days following the first closing of the new notes transaction.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” and similar expressions are intended to identify forward-looking statements. The closing of the company’s private placement of new convertible notes is subject to a number of conditions, including (among others) usual and ordinary conditions to closing and, with respect to $20.3 million of the new notes, a determination of the outcome of the company’s litigation with respect to its outstanding 5% and 3.375% contingent convertible notes whereby the company believes the put rights in the contingent convertible notes have been removed by vote of the note holders.

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com